EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of aVinci Media Corporation, of our report dated March 30, 2009, with respect to the consolidated financial statements of aVinci Media Corporation included in its annual report on Form 10-K for the year ended December 31, 2008, filed with the Securities and Exchange Commission.

/s/ Tanner LC
Salt Lake City, Utah
June 2, 2009